NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer

For Immediate Release
November 4, 2003

THIRD QUARTER OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, November 4, 2003 — Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, reported funds from operations (“FFO”) for the third quarter ended September 30, 2003 were $17,002,000 or 37 cents per share compared to $14,450,000 or 36 cents per share for the same period last year. For the nine months ended September 30, 2003, FFO was $45,730,000 or $1.08 per share compared to $43,123,000 or $1.06 for the same period last year.

Net earnings available to common stockholders for the quarter ended September 30, 2003 was $14,382,000 or 32 cents per share compared to $7,573,000 or 19 cents per share for the same period last year. Revenues for the third quarter increased to $27,022,000 compared to $23,317,000 for last year’s third quarter. Net earnings available to common stockholders for the nine months ended September 30, 2003 was $34,877,000 or 83 cents per share from $31,829,000 or 78 cents per share for the same period last year. Revenues for the nine months increased to $74,010,000 compared to $68,508,000 for the same period last year.

During the third quarter of 2003, the Company and its affiliated subsidiaries invested $170,513,000 in additional properties and construction in progress including $148.6 million invested in the previously announced acquisition of two office buildings leased to the United States of America located in the Pentagon City submarket of the Washington, D.C. metropolitan area. The property portfolio totaled 7,336,000 square feet of gross leasable area and occupancy increased slightly to 97.2% as of September 30, 2003. Only 10 properties with 203,000 square feet of gross leasable area are available for lease. Based on the current annual base rent in place as of September 30, 2003, 83% of the Company’s base rent was derived from retail properties and 17% from office properties.

Gary M. Ralston, President and Chief Operating Officer, commented, “We are pleased with this quarter’s improved operating results and were particularly happy to recently declare our fourth quarter common dividend which marks the 14th consecutive annual increase in our dividends per share.”

Commercial Net Lease Realty invests in high quality, single-tenant retail, office and industrial properties subject to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, Eckerd, OfficeMax, Wal-Mart and the United States of America. The Company currently owns, either directly or through investment interests, 348 properties in 39 states with agross leasable area of approximately 7.4 million square feet. These properties are leased to 128 corporations in 47 industrial classifications.

Management will hold a conference call on November 4, 2003 at 10:30 am EST to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.cnlreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company’s website.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds From Operations, commonly referred to as FFO, is a non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Company defines FFO as net earnings excluding depreciation, gains and losses on the disposition of real estate and extraordinary items of income and expense of the Company, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Income Statement Summary

Income:
Rental and earned income	$25,987	$21,391	$69,593	$61,906
Interest and other income	1,035	1,926	4,417	6,602

	27,022	23,317	74,010	68,508

Expenses:
General and administrative	2,561	2,128	7,799	7,118
Real estate	913	247	1,470	1,068
Interest	6,771	6,860	20,118	19,833
Depreciation and amortization	3,496	2,836	9,418	8,286
Provision for loss on impairment of real estate	-	2,256	-	2,256
Dissenting stockholders' settlement	-	-	2,413	-

	13,741	14,327	41,218	38,561

Earnings from continuing operations before equity in
earnings of unconsolidated affiliates	13,281	8,990	32,792	29,947
Equity in earnings of unconsolidated affiliates	1,025	257	2,980	2,034

Earnings from continuing operations	14,306	9,247	35,772	31,981
Earnings (loss) from discontinued operations	1,078	(672)	2,110	2,855

Net earnings	15,384	8,575	37,882	34,836
Series A Preferred Stock dividends	(1,002)	(1,002)	(3,005)	(3,007)
Series B Preferred Stock dividends	(84)	-	(84)	-

Net earnings available to common stockholders - basic	14,298	7,573	34,793	31,829
Series B Preferred Stock dividends	84	-	84	-

Net earnings available to common stockholders - diluted	$14,382	$7,573	$34,877	$31,829

Weighted average number of common shares outstanding:
Basic	44,368,735	40,304,531	41,755,975	40,400,577

Diluted	45,403,830	40,592,453	42,259,338	40,582,695

Net earnings per share available to common stockholders:
Basic:
Continuing operations	$0.30	$0.21	$0.79	$0.72
Discontinued operations	0.02	(0.02)	0.05	0.07

Net earnings	$0.32	$0.19	$0.84	$0.79

Diluted:
Continuing operations	$0.30	$0.21	$0.78	$0.71
Discontinued operations	0.02	(0.02)	0.05	0.07

Net earnings	$0.32	$0.19	$0.83	$0.78

Commercial Net Lease Realty, Inc. (in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Reconciliation of funds from operations:
Net earnings available to common stockholders - diluted	$14,382	$7,573	$34,877	$31,829
Real estate depreciation and amortization:
Continuing operations	3,002	2,459	8,120	7,247
Discontinued operations	17	117	101	517
Partnership real estate depreciation	171	197	506	285
Loss (gain) on disposition and impairment of real estate:
Continuing operations	-	2,256	-	2,256
Discontinued operations	(570)	1,848	(287)	989
Dissenting stockholders' settlement	-	-	2,413	-

Funds from operations	$17,002	$14,450	$45,730	$43,123

Funds from operations per diluted share:	$0.37	$0.36	$1.08	$1.06

In accordance with Financial Accounting Standard Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, ” the Company has classified the operations of the 14 and 19 properties sold during 2003 and 2002, respectively, as discontinued operations. Accordingly, the results of operations related to these properties have been reclassified to earnings from discontinued operations. The following is a summary of earnings from discontinued operations.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Rental and earned income	$502	$1,354	$1,833	$4,575
Other income	27	1	118	5

	529	1,355	1,951	4,580

Expenses:
General and administrative	3	16	15	17
Real estate	1	46	12	202
Depreciation and amortization	17	117	101	517
Provision for loss on impairment of real estate	-	1,029	-	1,029

	21	1,208	128	1,765

Earnings before gain (loss) on disposition of real estate	508	147	1,823	2,815

Gain (loss) on disposition of real estate	570	(819)	287	40

Earnings (loss) from discontinued operations	$1,078	$(672)	$2,110	$2,855

Commercial Net Lease Realty, Inc. (in thousands)

	September 30, 2003	December 31, 2002
Balance Sheet Summary
Assets:
Cash and cash equivalents	$4,120	$1,737
Receivables, net of allowance	3,296	1,227
Mortgages, notes and accrued interest receivable	13,377	11,253
Investments in, mortgages and other receivables from
unconsolidated affiliates	128,395	102,633
Real estate:
Accounted for using the operating method	863,429	703,465
Accounted for using the direct financing method	103,569	108,308
Other assets	34,053	25,485

Total assets	$1,150,239	$954,108

Liabilities and stockholders' equity:
Current liabilities	$13,157	$20,378
Line of credit	127,700	38,900
Mortgages payable	53,328	55,481
Notes payable	289,872	290,208
Stockholders' equity	666,182	549,141

Total liabilities and stockholders' equity	$1,150,239	$954,108

Shares outstanding	46,227	40,404

Commercial Net Lease Realty, Inc.
Top 20 Tenants (based on current annual base rent as of September 30, 2003)
Tenant	% of Total	Tenant	% of Total
1. United States of America	16.8%	11. Bed Bath & Beyond	1.6%
2. Eckerd	10.5%	12. Food 4 Less	1.4%
3. Best Buy	5.4%	13. The Good Guys	1.4%
4. OfficeMax	5.0%	14. Dick's Sporting Goods	1.3%
5. Barnes & Noble	4.4%	15. Target	1.2%
6. Academy	3.3%	16. Winn-Dixie	1.1%
7. Borders Books	3.2%	17. Lowe's	1.1%
8. The Sports Authority	2.4%	18. Office Depot	1.1%
9. Bennigan's	1.7%	19. Havertys Furniture	1.1%
10. Jared Jewelers	1.6%	20. SuperValu	1.1%

Top 10 States (based on current annual base rent as of September 30, 2003)
State	% of Total	State	% of Total

1. VA	21.4%	6. NJ	3.0%
2. FL	13.4%	7. OH	3.0%
3. TX	13.2%	8. MD	2.9%
4. CA	7.7%	9. TN	2.9%
5. GA	5.0%	10. PA	2.6%

Lease Expirations (based on current annual base rent as of September 30, 2003)
	# of Properties	% of Total		# of Properties	% of Total
2003	2	0.1%	2009	11	3.0%
2004	8	1.4%	2010	8	4.3%
2005	2	0.1%	2011	8	3.1%
2006	4	1.5%	2012	14	5.2%
2007	17	2.4%	2013	21	7.0%
2008	18	2.9%	Therefter	193	68.9%